Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FOURTH QUARTER AND FISCAL 2015 RESULTS

Fiscal 2015 revenue of $1.62 billion, an increase of 4% compared to the prior year

Record AOCF in fiscal 2015 of $436.9 million, an increase of 40% compared to the prior year

Fiscal 2015 operating income of $487.0 million, an increase of 165% compared to the prior year

Significant progress made towards completion of proposed spin-off of sports and entertainment businesses

NEW YORK, N.Y., August 20, 2015 - The Madison Square Garden Company (NYSE: MSG) today reported financial results for the fourth quarter and fiscal year ended June 30, 2015.

Fiscal 2015 revenues of approximately $1.62 billion grew 4%, as compared to the prior year. Segment revenues increased at MSG Entertainment and MSG Sports, as well as MSG Media, excluding the impact from the absence of Fuse. Adjusted operating cash flow (“AOCF”)(1) of $436.9 million increased 40%, as compared to the prior year, primarily due to improved results at the MSG Sports and MSG Entertainment segments, partially offset by an increase in unallocated corporate expenses (“Other”). The absence of Fuse’s operating results did not have a material impact on MSG Media AOCF or total company AOCF for fiscal 2015. Operating income of $487.0 million increased 165% and net income of $254.7 million ($3.28 per diluted share) increased 121%, both as compared to the prior year. Operating income and net income results for fiscal 2015 include the gain on sale of the Fuse network. The sale of the network was completed on July 1, 2014.

Fiscal 2015 fourth quarter revenues of $387.9 million increased 4%, as compared to the prior year quarter. Segment revenues increased at MSG Entertainment and MSG Sports, as well as MSG Media, excluding the impact from the absence of Fuse. Fiscal 2015 fourth quarter AOCF of $110.6 million increased 101%, as compared to the prior year quarter, primarily due to improved AOCF results at the MSG Sports segment. Operating income of $81.2 million increased 301% and net income of $45.7 million ($0.60 per diluted share) increased 293%, both as compared to the prior year quarter.

President and CEO David O’Connor said, “The Company delivered strong financial results for both the fourth quarter and fiscal 2015 driven by ongoing demand for our portfolio of media, sports and entertainment assets and brands. We have made significant progress with respect to the proposed spin-off of our sports and entertainment businesses from our media business, and remain confident that this transaction will set the stage for continued growth and value creation.”

Results from Operations

Segment results for the quarters ended June 30, 2015 and 2014 are as follows:

	Revenues			AOCF			Operating Income (Loss)
	F’Q4	F’Q4	% Change	F’Q4	F’Q4	% Change	F’Q4	F’Q4	% Change
$ millions	2015	2014		2015	2014		2015	2014
MSG Media	$153.2	$176.4	(13)%	$81.5	$84.3	(3)%	$77.6	$78.7	(1)%
MSG Entertainment	93.2	56.5	65%	(6.0)	(11.4)	47%	(9.7)	(15.3)	36%
MSG Sports	161.6	156.8	3%	45.3	(10.3)	NM	43.8	(16.0)	NM
Other (includes eliminations)	(20.1)	(18.0)	(12)%	(10.2)	(7.6)	(35)%	(30.5)	(27.1)	(12)%

Total Company	$387.9	$371.7	4%	$110.6	$55.0	101%	$81.2	$20.3	301%

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

MSG Media

For the fiscal 2015 fourth quarter as compared to the prior year period, MSG Media revenues of $153.2 million decreased 13%. Affiliation fee revenue decreased $16.0 million, due to the absence of affiliation fee revenue for Fuse, partially offset by a small increase in affiliation fee revenue at MSG Networks. The increase at MSG Networks was mainly a result of higher affiliation rates, partially offset by the impact of a low single digit percentage decrease in subscribers versus the prior year period and, to a lesser extent, the negative impact of an affiliate adjustment related to prior periods. Advertising revenue decreased $7.8 million, almost entirely due to the absence of advertising revenue for Fuse. Fourth quarter AOCF of $81.5 million decreased 3% and operating income of $77.6 million decreased 1%, due to the decrease in revenue, mostly offset by a decrease in selling, general and administrative and direct operating expenses. Excluding the impact from the absence of Fuse and the affiliate adjustment related to prior periods, MSG Media revenues increased $6.2 million, or 4%, and AOCF increased $2.3 million, or 3%.

MSG Entertainment

For the fiscal 2015 fourth quarter as compared to the prior year period, MSG Entertainment revenues of $93.2 million increased 65%. The increase was primarily due to the first year run of New York Spring Spectacular, higher overall event-related revenues at the Company’s venues, and an insurance recovery related to lost Radio City Christmas Spectacular revenues in 2012 due to Superstorm Sandy, as well as higher venue-related sponsorship and signage and suite rental fee revenues. Fourth quarter AOCF loss of $6.0 million improved 47% and operating loss of $9.7 million improved 36%, both due to the increase in revenues and, to a lesser extent, a decrease in selling, general and administrative expenses, partially offset by an increase in direct operating expenses. The increase in direct operating expenses primarily reflects costs associated with New York Spring Spectacular and higher event-related expenses, as well as higher venue operating costs, partially offset by the absence of a write-off of deferred production costs related to the Radio City Christmas Spectacular recorded in the prior year quarter.

MSG Sports

For the fiscal 2015 fourth quarter as compared to the prior year period, MSG Sports revenues of $161.6 million increased 3%. The increase in revenues was primarily due to higher league distributions, professional sports teams’ sponsorship and signage revenues, inter-segment broadcast rights fees, and suite rental fee revenue, partially offset by lower playoff-related revenues. Fourth quarter AOCF increased by $55.6 million to $45.3 million and operating income increased by $59.8 million to $43.8 million, both due to a decrease in direct operating expenses and, to a lesser extent, the increase in revenues and a decrease in selling, general and administrative expenses. The decrease in direct operating expenses was primarily due to the absence of net provisions for certain team personnel transactions in the current quarter (as compared to $37.6 million in expense recorded during the prior year fourth quarter) and lower team personnel compensation costs.

About The Madison Square Garden Company

The Madison Square Garden Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment and is built on a foundation of iconic venues and compelling content that the company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), the Westchester Knicks (NBADL) and the Hartford Wolf Pack (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports and entertainment networks, MSG Network and MSG+, collectively referred to as MSG Networks. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular and the New York Spring Spectacular, both featuring the Rockettes.

MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. The Company excluded the gain on sale of Fuse from AOCF as it is not indicative of the Company’s ongoing operating performance. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 87681145

Conference call replay number is 855-859-2056 / Conference ID Number 87681145 until August 27, 2015

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014
Revenues	$387,877	$371,674	$1,621,562	$1,555,594
Direct operating expenses	188,543	217,337	861,406	899,383
Selling, general and administrative expenses	91,480	104,002	338,229	365,148
Depreciation and amortization	26,682	30,081	121,122	106,950
Gain on sale of Fuse	—	—	(186,178)	—

Operating income	81,172	20,254	486,983	184,113
Other income (expense):
Equity in loss of nonconsolidated affiliates	(5,541)	(1,248)	(40,590)	(1,323)
Interest expense, net	(514)	(1,262)	(2,553)	(4,898)
Miscellaneous income	662	(1,441)	2,798	(1,346)

Income from operations before income taxes	75,779	16,303	446,638	176,546
Income tax expense	(30,093)	(4,666)	(191,937)	(61,478)

Net income	$45,686	$11,637	$254,701	$115,068

Basic earnings per common share	$0.60	$0.15	$3.30	$1.49

Diluted earnings per common share	$0.60	$0.15	$3.28	$1.47

Basic weighted-average number of common shares outstanding	76,186	77,361	77,138	77,142
Diluted weighted-average number of common shares outstanding	76,617	78,244	77,687	78,167

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization in all periods.

•	Gain on sale of Fuse. This adjustment eliminates the pre-tax gain on the sale of Fuse.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014
Operating income	$81,172	$20,254	$486,983	$184,113
Share-based compensation	2,711	4,693	15,021	21,750
Depreciation and amortization	26,682	30,081	121,122	106,950
Gain on sale of Fuse	—	—	(186,178)	—

Adjusted operating cash flow	$110,565	$55,028	$436,948	$312,813

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended June 30,
	2015	2014	% Change
MSG Media	$153,162	$176,365	(13)%
MSG Entertainment	93,235	56,488	65%
MSG Sports	161,552	156,778	3%
Other (including Inter-segment eliminations)	(20,072)	(17,957)	(12)%

Total Madison Square Garden Company	$387,877	$371,674	4%

	Twelve Months Ended June 30,
	2015	2014	% Change
MSG Media	$631,010	$714,514	(12)%
MSG Entertainment	414,161	300,998	38%
MSG Sports	656,683	612,071	7%
Other (including Inter-segment eliminations)	(80,292)	(71,989)	(12)%

Total Madison Square Garden Company	$1,621,562	$1,555,594	4%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended June 30,			Three Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
MSG Media	$81,486	$84,303	(3)%	$77,580	$78,730	(1)%
MSG Entertainment	(6,049)	(11,394)	47%	(9,746)	(15,338)	36%
MSG Sports	45,342	(10,296)	NM	43,834	(16,014)	NM
All other	(10,214)	(7,585)	(35)%	(30,496)	(27,124)	(12)%

Total Madison Square Garden Company	$110,565	$55,028	101%	$81,172	$20,254	301%

THE MADISON SQUARE GARDEN COMPANY

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Twelve Months Ended June 30,			Twelve Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
MSG Media	$343,593	$343,497	—%	$514,270	$323,168	59%
MSG Entertainment	32,291	(4,284)	NM	17,562	(19,750)	NM
MSG Sports	97,268	3,575	NM	75,045	(13,463)	NM
All other	(36,204)	(29,975)	(21)%	(119,894)	(105,842)	(13)%

Total Madison Square Garden Company	$436,948	$312,813	40%	$486,983	$184,113	165%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$218,685	$92,251
Restricted cash	21,593	9,823
Accounts receivable, net	136,743	135,369
Net related party receivables	27,100	25,156
Prepaid expenses	69,922	37,108
Other current assets	24,310	23,216
Assets held for sale	—	77,056

Total current assets	498,353	399,979
Investments in and loans to nonconsolidated affiliates	249,394	225,632
Property and equipment, net	1,208,219	1,252,467
Amortizable intangible assets, net	69,907	80,306
Indefinite-lived intangible assets	166,850	163,850
Goodwill	701,674	701,674
Other assets	125,432	102,053

Total assets	$3,019,829	$2,925,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,308	$16,710
Net related party payables	939	283
Income taxes payable	—	13,418
Accrued liabilities:
Employee related costs	99,734	102,097
Other accrued liabilities	127,826	159,585
Deferred revenue	328,727	300,937
Liabilities held for sale	—	11,171

Total current liabilities	574,534	604,201
Defined benefit and other postretirement obligations	85,216	75,728
Other employee related costs	57,005	61,284
Other liabilities	55,890	59,970
Deferred tax liability	523,662	520,334

Total liabilities	1,296,307	1,321,517

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 shares authorized; 62,207 and 63,606 shares outstanding as of June 30, 2015 and 2014, respectively	643	639
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of June 30, 2015 and 2014	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	1,084,002	1,081,055
Treasury stock, at cost, 2,052 and 317 shares as of June 30, 2015 and 2014, respectively	(143,250)	(7,537)
Retained earnings	807,563	552,862
Accumulated other comprehensive loss	(25,572)	(22,711)

Total stockholders’ equity	1,723,522	1,604,444

Total liabilities and stockholders’ equity	$3,019,829	$2,925,961

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended June 30,
	2015	2014
Net cash provided by operating activities	$154,533	$342,555

Net cash provided by (used in) investing activities	120,157	(516,398)

Net cash used in financing activities	(148,256)	(11,819)

Net increase (decrease) in cash and cash equivalents	126,434	(185,662)
Cash and cash equivalents at beginning of period	92,251	277,913

Cash and cash equivalents at end of period	$218,685	$92,251